Exhibit 4.2

3.700% Fixed-to-Fixed Rate Subordinated Notes due 2030

UMB FINANCIAL CORPORATION,

as Issuer,

and

WELLS FARGO BANK NATIONAL ASSOCIATION,

as Trustee,

FIRST SUPPLEMENTAL INDENTURE

Dated as of September 17, 2020

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THIS FIRST SUPPLEMENTAL INDENTURE, dated as of September 17, 2020 (this “Supplemental Indenture”), between UMB Financial Corporation, a corporation duly organized and existing under the laws of the State of Missouri (the “Company”), and Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee”), amending and supplementing the Indenture, dated as of September 17, 2020, between the Company and the Trustee, governing the issuance of subordinated debt securities (the “Base Indenture”). The Base Indenture, as amended and supplemented by this Supplemental Indenture, shall be referred to herein as the “Indenture.”

RECITALS

WHEREAS, the Company has executed and delivered the Base Indenture to the Trustee to provide for the issuance of the Company’s debt securities or other evidence of Indebtedness, to be issued from time to time in one or more series as determined by the Company under the Base Indenture;

WHEREAS, Section 9.1 of the Base Indenture provides for the Company and the Trustee to enter into an indenture supplemental to the Base Indenture to establish the forms or terms of Securities of any series as permitted by Section 2.1 and Section 3.1 of the Base Indenture;

WHEREAS, pursuant to Section 3.1 of the Base Indenture, the Company wishes to provide for the issuance of a new series of Securities to be known as the Company’s 3.700% Fixed-to-Fixed Rate Subordinated Notes due 2030 (the “Notes”), with the form, terms, provisions and conditions thereof to be set forth as provided in this Supplemental Indenture; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture, and all requirements necessary to make this Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, and the payment by the purchasers thereof of the agreed upon consideration therefor, the valid, binding and enforceable Obligations of the Company, have been done and performed, and the execution and delivery of this Supplemental Indenture have been duly authorized in all respects.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Relation to Base Indenture.

This Supplemental Indenture constitutes an integral part of the Base Indenture, and supplements and amends the Base Indenture solely with respect to the Notes.

Section 1.2 Definition of Terms.

For all purposes of this Supplemental Indenture:

(a) a term not defined herein that is defined in the Base Indenture has the same meaning when used in this Supplemental Indenture;

(b) the definition of any term in this Supplemental Indenture that is also defined in the Base Indenture shall supersede the definition of such term in the Base Indenture;

(c) a term defined anywhere in this Supplemental Indenture has the same meaning throughout;

(d) the singular includes the plural and vice versa and use of any gender includes each other gender;

(e) headings are for convenience of reference only and do not affect interpretation; and

(f) the following terms have the meanings given to them in this Section 1.2:

“1940 Act Event” means an event requiring the Company to register as an investment company pursuant to the Investment Company Act of 1940.

“Bankruptcy Proceeding” means (i) any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar case or proceeding pursuant to any Bankruptcy Law, or any proceeding in connection therewith, relative to the Company or to its assets, (ii) any liquidation, dissolution or other winding up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (iii) any assignment for the benefit of creditors or any other marshalling of assets or liabilities of the Company.

“Coupon Rate” means, as of any date, the interest rate applicable on such date pursuant to Section 2.5(a) of this Supplemental Indenture.

“Currency Agreement” means any foreign currency exchange contract.

“Custodian” means, with respect to any Global Note, the Security Registrar, as custodian for DTC with respect to such Global Note.

“Default” means, with respect to the Notes, any one of the following events (whatever the reason for such Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) an Event of Default with respect to the Notes specified in Section 5.1 of the Indenture,

(b) the events referred to in Section 5.3 of the Indenture with respect to the Notes, or

(c) default in the performance, or breach, of any covenant or warranty of the Company in the Indenture or the Notes (other than a covenant or warranty a default the performance of which or the breach of which is specifically dealt with elsewhere in Section

5.3 of the Indenture); and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under the Indenture.

“DTC” has the meaning set forth in Section 2.3(d) of this Supplemental Indenture.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Five-year U.S. Treasury Rate” means, as of the Reset Determination Date, (i) an interest rate (expressed as a decimal) determined to be the per annum rate equal to the arithmetic mean of the five most recent daily yields to maturity for U.S. Treasury securities with a maturity of five years from the Reset Date and trading in the public securities markets or (ii) if there is no such published U.S. Treasury security with a maturity of five years from the Reset Date and trading in the public securities markets, then the rate will be determined by interpolation between the arithmetic mean of the five most recent daily yields to maturity for each of the two series of U.S. Treasury securities trading in the public securities market, (a) one maturing as close as possible to, but earlier than, the Maturity Date, and (b) the other maturing as close as possible to, but later than, the Maturity Date, in each case as published in the most recent H.15. If the Five-year U.S. Treasury Rate cannot be determined pursuant to the methods described in clause (i) or (ii) above, then the Five-year U.S. Treasury Rate will be 0.263%.

“Global Notes” has the meaning set forth in Section 2.4 of this Supplemental Indenture.

“Government Obligations” means securities that are (i) direct obligations of the United States of America or the other government or governments that issued the foreign currency in which the principal of or any premium or interest on such Security is payable, in each case where the payment or payments thereunder are supported by the full faith and credit of such government or governments or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such other government or governments, in each case where the timely payment or payments thereunder are unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government or governments, and which, in the case of (i) or (ii), are not callable or redeemable at the option of the issuer or issuers thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of or other amount with respect to any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of or other amount with respect to the Government Obligation evidenced by such depository receipt.

“H.15” means the daily statistical release designated as such, or any successor publication, published by the Federal Reserve Board, and “most recent H.15” means the H.15 published closest in time but prior to the close of business on the Reset Determination Date.

“Indebtedness” means, with respect to any Person, such Person’s obligations for all amounts due on obligations (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company) of the Company in connection with any of the following, whether outstanding at the date of execution of this Indenture or hereafter incurred or created: (i) the principal of (and premium, if any) and interest due on the Company’s indebtedness for borrowed money and indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by the Company; (ii) all of the Company’s capital lease obligations; (iii) any of the Company’s obligations as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles; (iv) all of the Company’s obligations for the reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction; (v) all obligations associated with derivative products including but not limited to securities contracts, foreign currency exchange contracts, swap agreements (including interest rate and foreign exchange rate swap agreements), cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange rate agreements, options, commodity futures contracts, commodity option contracts, and similar financial instruments; (vi) all obligations of the types referred to above of other persons for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise; and (vii) all obligations of the types referred to above of other persons secured by any lien on any property or asset of the Company (whether or not such obligation is assumed by the Company);

For purposes of this Indenture, Indebtedness shall not include (A) any indebtedness or liability for compensation to employees, any indebtedness, liability or obligations to trade creditors created or assumed in the ordinary course of business; (B) any obligation of the Company to any Subsidiary of the Company or to any Person with respect to which the Company is a Subsidiary; (C) any liability for federal, state, local or other taxes owed or owing by the Company; (D) any indebtedness of such Person to the extent (I) such indebtedness does not appear on the financial statements of such Person, (II) such indebtedness is recourse only to certain assets of such Person, and (III) the assets to which such indebtedness is recourse only appear on the financial statements of such Person net of such indebtedness; or (E) any indebtedness or other obligations issued by any Person (or by a trust or other entity established by such Person or any of its affiliates) to the extent (I) primarily serviced by the cash flows of a discrete pool of receivables, leases or other financial or operating assets which have been sold or transferred by the Company or any Subsidiary in securitization or secured financing transactions and (II) such sale or transfer of receivables, leases or other financial or operating assets is treated as a true sale for legal purposes (irrespective of whether such sale or transfer is accounted for as a sale under generally accepted accounting principles or for tax purposes). The amount of any Indebtedness described in clause (iii) for which recourse is limited to certain property of such Person shall be the lower of (x) the amount of the obligation and (y) the fair market value of the property of such Person securing such obligation, and the amount of any obligation described in clause (vi) shall be the lower of (x) the stated or determinable amount of the primary obligation in respect of which such contingent obligation is made, and (y) the maximum amount for which such Person may be liable pursuant to the terms of the agreement embodying such contingent obligation unless such primary obligation and the maximum amount for which such Person may be liable are not stated or determinable, in which case the amount of such contingent obligation shall be such Person’s maximum, reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Interest Payment Date” has the meaning set forth in Section 2.5(a) of this Supplemental Indenture.

“Interest Rate Agreement” means any interest swap agreement (including any interest rate and foreign exchange rate swap agreement), cap agreement, floor agreement, collar agreement, interest rate agreement, foreign exchange rate agreements, and similar financial instruments.

“Issue Date” means the date of this Supplemental Indenture.

“Maturity Date” means September 17, 2030.

“Notes” has the meaning set forth in the recitals hereto.

“Obligations” means any principal, interest (including interest that, but for the filing of a petition in bankruptcy with respect to an obligor, would have accrued on any obligation, whether or not a claim is allowed against such obligor for such interest in the related proceeding), penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Regular Record Date” means, with respect to a March 17th Interest Payment Date, the immediately preceding March 1st, and with respect to a September 17th Interest Payment Date, the immediately preceding September 1st.

“Reset Date” means September 17, 2025.

“Reset Determination Date” means the day falling two Business Days prior to the Reset Date.

“Senior Indebtedness” of the Company means all Indebtedness of the Company other than (i) any indebtedness that expressly provides (a) that such indebtedness will not be senior in right of payment to the Notes, or (b) that such indebtedness will be subordinated to any other indebtedness of the Company, unless such indebtedness expressly provides that such indebtedness shall be senior in right of payment to the Notes and (ii) any indebtedness of the Company in respect of the Notes. Any series of Securities may be subordinated to another series of Securities, all as and to the extent provided in the relevant documentation for each issue of Securities.

“Tax Event” means the receipt by the Company of an opinion of independent tax counsel to the effect that as a result of:

(a) an amendment to or change (including any announced prospective amendment or change) in any law or treaty, or any regulation thereunder, of the United States or any of its political subdivisions or taxing authorities;

(b) a judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an “administrative or judicial action”); or

(c) an amendment to or change in any official position with respect to, or any interpretation of, an administrative or judicial action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation;

in each case, which change or amendment or challenge becomes effective or which pronouncement, or decision or challenge is announced on or after the Issue Date, with respect to which there is more than an insubstantial risk that interest payable by the Company on the Notes is not, or, within 90 days of the date after such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes.

“Tier 2 Capital Event” means the Company’s good faith determination that, as a result of:

(a) any amendment to, or change in, the laws, rules or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve Board and other federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the Issue Date;

(b) any proposed change in those laws, rules or regulations that is announced or becomes effective after the Issue Date; or

(c) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules, regulations, policies or guidelines with respect thereto that is announced after the Issue Date;

in each case, there is more than an insubstantial risk that the Company will not be entitled to treat the Notes then outstanding as “Tier 2 Capital” (or its equivalent) for purposes of the capital adequacy rules or regulations of the Federal Reserve Board (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency) as then in effect and applicable to the Company, for so long as any Notes are outstanding.

The terms “Company,” “Trustee,” “Indenture” and “Base Indenture” shall have the respective meanings set forth in the paragraph preceding the recitals to this Supplemental Indenture.

ARTICLE 2

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.1 Designation and Principal Amount.

There is hereby authorized a series of Securities designated the “3.700% Fixed-to-Fixed Rate Subordinated Notes due 2030,” initially offered in the aggregate principal amount of $200,000,000, which amount shall be as set forth in a Company Order for the authentication and delivery of Notes pursuant to Section 3.3 of the Base Indenture.

Section 2.2 Maturity.

Unless earlier redeemed pursuant to Section 3.2 of this Supplemental Indenture, the date upon which the Notes shall become due and payable at final maturity, together with any accrued and unpaid interest, is the Maturity Date.

Section 2.3 Form, Payment and Appointment.

(a) Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or one of its Subsidiaries, holds as of 11:00 a.m. New York City time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

(b) No service charge shall be made for any registration of transfer or exchange of the Notes, but the Company may require payment from the Holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

(c) The Paying Agent, Authenticating Agent and Security Registrar for the Notes shall initially be the Trustee.

(d) The Company initially appoints The Depository Trust Company (“DTC”) to act as Depository with respect to the Global Notes. The Trustee shall act as Custodian with respect to the Global Notes.

(e) The Notes shall be issuable in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof in book-entry form only.

Section 2.4 Global Notes.

The Notes shall be represented by a permanent global certificate (collectively, the “Global Notes”) deposited with, or on behalf of, DTC and registered in the name of Cede & Co. Unless and until certificated notes are issued under the limited circumstances described in the Indenture or this Section 2.4, no Holder shall be entitled to receive a definitive certificate representing the Notes. So long as DTC or any successor depositary or its nominee is the registered owner of the Global Note, DTC or any successor depositary, or such nominee, as the case may be, will be considered to be the sole owner or holder of the notes for all purposes of the Indenture. Beneficial interests in the Global Note will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Global Note through DTC either directly if they are participants in DTC or indirectly through organizations that are participants in DTC. In connection with any proposed transfer outside the book entry only system, there shall be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045. The Trustee may rely on the information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

Section 2.5 Interest.

(a) Interest on the Notes will accrue (i) during the period from and including the Issue Date, to, but excluding, the Reset Date, or to, but excluding, the date of earlier redemption, at a fixed rate of 3.700% per annum and (ii) during the period from and including the Reset

Date, to, but excluding, the Maturity Date, or to, but excluding, the date of earlier redemption, at a rate per annum that will be the Five-year U.S. Treasury Rate as of the Reset Determination Date plus 3.437% per annum. Interest will be payable semiannually in cash in arrears on September 17 and March 17 of each year, commencing on March 17, 2021. Each such date on which interest is payable is an “Interest Payment Date.”

(b) Interest shall be computed on the basis of a 360-day year consisting of twelve 30-day months. If any scheduled Interest Payment Date falls on a day that is not a Business Day, the Company shall postpone the interest payment to the next succeeding Business Day, but the payment made on such date will be treated as having been made on the date that the payment was first due, and the Holders of the Notes will not be entitled to any further interest or other payments with respect to such postponement.

(c) The Company shall be responsible for making calculations called for under the Indenture and the Notes, including but not limited to determination of interest, Redemption Price, premium, if any, and any other amounts payable on the Notes. The Company shall make the calculations in good faith and, absent manifest error, its calculations will be final and binding on the Holders. The Company shall provide a schedule of its calculations to the Trustee when requested by the Trustee, and the Trustee is entitled to rely conclusively on the accuracy of the Company’s calculations without independent verification. The Trustee shall forward the Company’s calculations to any Holder upon the written request of such Holder. The Trustee, acting in any capacity hereunder, shall have no liability or responsibility for making any calculation called for under the Indenture or the Notes, and shall be entitled to rely conclusively upon the accuracy of the Company’s calculations without independent verification thereof.

(d) Unless the Company has delivered a notice of redemption for all outstanding Notes, with such redemption to occur on the Reset Date, the Company shall appoint a calculation agent with respect to the Notes prior to the Reset Determination Date, which calculation agent may be the Company or an Affiliate of the Company. The Five-year U.S. Treasury Rate will be determined by the calculation agent on the Reset Determination Date. Any determination, decision or election that may be made by the calculation agent hereunder, including any determination with respect to a rate, will be conclusive and binding absent manifest error, may be made in the calculation agent’s sole discretion, and, notwithstanding anything to the contrary herein, shall become effective without consent from any other party. The calculation agent’s determination of any interest rate will be on file at the Company’s principal offices, will be made available to any Holder upon request, and will be final and binding in the absence of manifest error.

ARTICLE 3

REDEMPTION AND REPURCHASE OF THE NOTES

Section 3.1 No Sinking Fund.

The Notes are not entitled to the benefit of any sinking fund. Article 12 of the Base Indenture shall not apply to the Notes.

Section 3.2 Optional Redemption and Regulatory Event Redemption.

(a) On at least 10 days but no more than 60 days prior written notice delivered to the Holders (which notice may be conditioned in our discretion on one or more conditions precedent, and the redemption date may be delayed until such time as any or all of such conditions have been satisfied or revoked by the Company if the Company determines that such conditions will not be satisfied; provided, however, that if any condition precedent has not been satisfied, the Company shall provide written notice to the Trustee no fewer than two Business Days prior to the Redemption Date stating that such condition has not been satisfied, the notice of redemption is rescinded or delayed and the redemption shall not occur or shall be delayed), the Company may redeem the Notes in whole or in part, commencing (i) on the Reset Date, but not prior thereto (except upon the occurrence of the events described in Section 3.2 (b)), and on any interest payment date thereafter, or (ii) at any time during the three-month period prior to the Maturity Date, in each case, at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the Redemption Date. If fewer than all of the Notes are to be redeemed at any time, the Notes to be redeemed shall be selected in accordance with 11.3 of the Base Indenture.

(b) The Notes may not otherwise be redeemed prior to the Maturity Date, except that the Company may also, at its option, redeem the Notes, in whole, but not in part, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest to, but excluding, the Redemption Date, upon the occurrence of a Tax Event, Tier 2 Capital Event or a 1940 Act Event.

(c) Prior to giving any notice to the Holders pursuant to Section 3.2(b), the Company shall deliver to the Trustee an Opinion of Counsel and an Officers’ Certificate certifying that (i) a Tax Event, Tier 2 Capital Event or a 1940 Act Event has occurred and (ii) the Company is entitled to redeem the Notes in accordance with Section 3.2(b), and the Trustee may conclusively rely on such Opinion of Counsel and Officers’ Certificate.

(d) If the Company elects to have the Trustee deliver the notice of redemption on the Company’s behalf, then the Company shall have delivered to the Trustee no fewer than 15 days prior to the date such redemption notice is to be delivered (unless the Trustee agrees to a shorter period) an Officer’s Certificate providing such direction. Any partial redemption will be made in accordance with the DTC’s applicable procedures among all of the Holders. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. The Company shall calculate the redemption price as described in the terms of the Notes to be redeemed and will deliver an Officer’s Certificate to the Trustee setting forth the redemption price no later than two Business Days prior to the Redemption Date, and the Trustee will not be responsible for such calculation nor shall the Trustee have any duty to monitor the accuracy of any calculations made by the Company, which will be conclusive and binding on the Holders, absent manifest error. A replacement Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. The Notes are not subject to redemption or prepayment at the option of the Holders.

(e) Under the Federal Reserve Board’s risk-based capital regulations in effect on the Issue Date, any redemption of the Notes will be subject to the prior approval of the Federal Reserve Board. In addition, prior to exercising the Company’s option to redeem any Notes, or immediately thereafter, the Company shall either replace the redeemed Notes with an equivalent amount of a financial instrument that meets the Federal Reserve Board’s regulatory capital criteria, or demonstrate to the satisfaction of the Federal Reserve Board that following redemption, the Company would continue to hold an amount of capital that is commensurate with its risk.

(f) In addition to the Company’s right to redeem the Notes as set forth above in this Section 3.2, the Company may at any time and from time to time purchase Notes in open market transactions, tender offers or otherwise, subject to the prior approval of the Federal Reserve Board, to the extent such approval is then required.

Section 3.3 Effect of Redemption.

Unless the Company defaults in the payment of the Redemption Price, on and after the Redemption Date, (a) interest shall cease to accrue on the Notes immediately prior to the close of business on the Redemption Date, (b) the Notes shall become due and payable at the Redemption Price and (c) the Notes shall be void and all rights of the Holders in respect of the Notes shall terminate and lapse (other than the right to receive the Redemption Price upon surrender of such Notes but without interest on such Redemption Price). Following the notice of a redemption, neither the Company nor the Security Registrar shall be required to register the transfer of or exchange the Notes to be redeemed. The redemption provisions of Sections 11.5 and 11.6 of the Base Indenture shall not apply to the Notes.

Section 3.4 Redemption Procedures.

On or prior to 11:00 a.m. New York City time on any Redemption Date, the Company shall deposit with the Trustee or with a Paying Agent (or, if the Company is acting as its own Paying Agent, segregate and hold in trust as provided in Section 10.3 of the Base Indenture) an amount of money sufficient to pay the Redemption Price of, and (except if the Redemption Date shall be an Interest Payment Date) accrued interest on, all the Notes that are to be redeemed on that date. If the Company gives an irrevocable notice of redemption with respect to the Notes pursuant to Section 3.2 of this Supplemental Indenture in connection with an optional redemption, and the Company has deposited with the Trustee or with the Paying Agent the Redemption Price of the Notes to be redeemed, then, on the Redemption Date, the Paying Agent shall irrevocably deposit such funds with the Depository. The Company shall also give the Depository irrevocable instructions and authority to pay the Redemption Price in immediately available funds to the Holders of beneficial interests in the Global Notes. If any Redemption Date is not a Business Day, then the Redemption Price shall be payable on the next Business Day (and without any interest or other payment in respect of any such delay). Interest to be paid on or before the Redemption Date for any Notes called for redemption shall be payable to the Holders on the Regular Record Date for the related Interest Payment Dates. If any Notes called for redemption are not so paid upon surrender thereof for redemption, the Redemption Price shall, until paid, bear interest from the Redemption Date at the Coupon Rate then in effect.

Section 3.5 No Other Redemption.

Except as set forth in this Article 3, the Notes shall not be redeemable by the Company prior to the Maturity Date.

ARTICLE 4

FORM OF NOTE

Section 4.1 Form of Note.

The Notes and the Authenticating Agent’s Certificate of Authentication to be endorsed thereon are to be substantially in the forms attached as Exhibit A hereto, with such changes therein as the officers of the Company executing the Notes (by manual or facsimile signature) may approve, such approval to be conclusively evidenced by their execution thereof.

ARTICLE 5

DEFAULTS AND REMEDIES

Section 5.1 Events of Default. This Section 5.1 shall replace Section 5.1 of the Base Indenture with respect to the Notes only.

Each of the following is an “Event of Default” with respect to the Notes (whatever the reason for such Event of Default and whether it is voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1) the entry by a court having jurisdiction in the premises of (a) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable U.S. federal or state bankruptcy, insolvency, reorganization or other similar law or (b) a decree or order appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or all or substantially all of its property (other than the appointment of a conservator with respect to any depository institution subsidiary of the Company), or ordering the winding up or liquidation of its affairs, and, in the case of either clause (a) or (b), the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive days; or

(2) the commencement by the Company of a voluntary case or proceeding under any applicable U.S. federal or state bankruptcy, insolvency, reorganization or other similar law, or of a voluntary proceeding seeking to be adjudicated insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable U.S. federal or state bankruptcy, insolvency, reorganization or other similar law, or to the commencement of any insolvency proceedings against it, or the filing by the Company of a petition or answer or consent seeking reorganization, arrangement, adjustment or composition of the Company under any such applicable law, or the consent by it to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of all or substantially all of its property (other than the appointment of a conservator with respect to any depository institution subsidiary of the Company), or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action.

The Base Indenture contains a number of other defaults but no other defaults under, or breaches of, the Base Indenture or the Notes will result in an Event of Default, whether after notice, the passage of time or otherwise.

Section 5.2 Acceleration of Maturity. This Section 5.2 shall replace Section 5.2 of the Base Indenture with respect to the Notes only.

In the case of an Event of Default specified in clause (2) of Section 5.1, the principal amount of all Notes and premium, if any, together with accrued and unpaid interest, if any, thereon, with respect thereto, shall automatically, and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable. In the case of an Event of Default specified in clause (1) of Section 5.1, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes may declare the principal amount of all the Notes and premium, if any, together with accrued and unpaid interest, if any, thereon, to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the Holders), and upon any such declaration such principal amount (or specified amount) and premium, if any, together with accrued and unpaid interest, if any, thereon, with respect thereto, shall become immediately due and payable.

At any time after such an acceleration has occurred with respect to the Notes and before a judgment or decree based on such acceleration has been obtained by the Trustee as provided below in this Article 5, the Holders of not less than a majority in principal amount of the Outstanding Notes, by written notice to the Company and the Trustee, may rescind and annul such acceleration and its consequences if:

(i) the Company has paid or deposited with the Trustee a sum sufficient to pay (A) all overdue interest on all Notes, (B) the principal of or premium (if any) on any Notes that have become due otherwise than by such acceleration and interest thereon at the rate or rates prescribed therefor in such Notes, (C) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate prescribed therefor in the Notes, and (D) all sums paid or advanced by the Trustee hereunder, the reasonable compensation, expenses, disbursements and advances due to Trustee under Section 6.7 of the Base Indenture, and all other amounts due under Section 6.7 of the Base Indenture;

(ii) all Events of Default with respect to the Notes, other than the nonpayment of the principal of the Notes that have become due solely by such acceleration, have been cured, waived or otherwise remedied as provided in Section 5.13 of the Base Indenture; and

(iii) the rescission would not conflict with any final judgment or decree of a court of competent jurisdiction.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

Section 5.3 Default. This Section 5.3 shall replace Section 5.3 of the Base Indenture with respect to the Notes only.

In the case of a default (not constituting an Event of Default) in the payment of interest or principal, or premium, if any, which failure to pay continues for 30 days, the Company shall, upon the demand of the Trustee, pay to the Trustee, for the benefit of the Holders, the amount then due and payable on such Notes for principal, and premium, if any, and interest and, to the extent that payment of such interest is legally enforceable, interest on any overdue principal, and premium, if any, and on any overdue interest.

If a Default with respect to Notes (other than a Default constituting an Event of Default) occurs and is continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in the Indenture or the Notes or in aid of the exercise of any power granted therein, or to enforce any other proper remedy.

ARTICLE 6

SUBORDINATION

Section 6.1 Securities Subordinate to Senior Indebtedness.

(a) The Notes shall be subject to Article 14 of the Base Indenture. In addition, this Article 6 shall be applicable to the Notes.

(b) The Company covenants and agrees, and each Holder of the Notes, by its acceptance of any Notes, likewise covenants and agrees, that, to the extent and in the manner hereinafter set forth in this Article 6, the payment of the principal of (and premium, if any) and interest on the Notes are hereby expressly made subordinate and subject in right of payment to the prior payment in full of all existing and future Senior Indebtedness.

(c) This Article 6 shall constitute a continuing offer to all Persons who become holders of, or continue to hold, Senior Indebtedness, and such provisions are made for the benefit of the holders of Senior Indebtedness and such holders are made obligees hereunder and any one or more of them may enforce such provisions. Holders of Senior Indebtedness need not prove reliance on the subordination provisions of this Supplemental Indenture.

(d) Notwithstanding anything to the contrary in this Section 6, if a deposit referred to in Section 4.1 of the Base Indenture is made with respect to the Notes (and provided all conditions set out in Section 4.1 of the Base Indenture shall have been satisfied with respect to the Notes), then, following the 90th day after such deposit, no money or U.S. Government Obligations so deposited, and no proceeds thereon, shall be subject to any rights of holders of Senior Indebtedness, including any such rights arising under this Article 6.

Section 6.2 Payment Over of Proceeds Upon Dissolution, Etc.

(a) In the event of a Bankruptcy Proceeding, then and in any such event the holders of Senior Indebtedness shall be entitled to receive payment in full of all amounts due on or to become due on or in respect of all Senior Indebtedness, before the Holders of the Notes are entitled to receive any payment or distribution of any kind or character whether in cash, property or securities, on account of the Notes, and to that end holders of Senior Indebtedness shall be entitled to receive, for application to the payment thereof, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, by set-off or otherwise, which may be payable or deliverable in respect of the Notes in any such Bankruptcy Proceeding.

(b) If, notwithstanding the foregoing provisions of this Section 6.2, the Trustee or the Holder of any Notes shall have received any payment or distribution of any kind or character whether in cash, property or securities before all Senior Indebtedness is paid in full or payment thereof provided for in cash, then and in such event such payment or distribution shall be paid over or delivered promptly to any receiver, trustee, assignee, liquidator or other similar official under any Bankruptcy Law or other Person making payment or distribution of assets of the Company for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all Senior Indebtedness in full in cash after giving effect to any concurrent payment to or for the holders of Senior Indebtedness.

(c) The consolidation of the Company with, or the merger of the Company into, another Person, or the liquidation or dissolution of the Company following the conveyance or transfer of all or substantially all of its properties and assets as an entirety to another Person upon the terms and conditions set forth in Article 8 of the Base Indenture shall not be deemed an insolvency case, proceeding, receivership, liquidation, reorganization, liquidation, dissolution, winding up or other similar case pursuant to any Bankruptcy Law for the purposes of this Section 6.2 if the Person formed by such consolidation or into which the Company is merged or the Person that acquires by conveyance or transfer such properties and assets as an entirety, as the case maybe, shall, as a part of such consolidation, merger, conveyance or transfer, comply with the conditions set forth in Article 8 of the Base Indenture.

Section 6.3 Prior Payment to Senior Indebtedness Upon Acceleration of Notes.

(a) If the Notes become due and payable before their Stated Maturity, then and in such event the holders of Senior Indebtedness shall be entitled to receive payment in full of all amounts due or to become due on, or in respect of, all Senior Indebtedness, or provision shall be made for such payment in cash, before the Holders of the Notes are entitled to receive any payment by the Company on account of the Notes.

(b) If, notwithstanding the foregoing, the Company shall make any payment to the Trustee or the Holder of any Notes prohibited by the foregoing provisions of this Section 6.3, and if such fact shall, at or prior to the time of such payment, have been made known to the Trustee or, as the case may be, such Holder, then and in such event such payment shall be paid over and delivered promptly to the Company.

Section 6.4 No Payment When Senior Indebtedness in Default.

The Company shall not make any payment on account of the Notes unless full payment of amounts then due for principal (and premium, if any), sinking funds, and interest on Senior Indebtedness has been made or duly provided for in money or Government Obligations in accordance with its terms. No payment on account of the Notes shall be made by the Company if, at the time of such payment or immediately after giving effect thereto, there shall have occurred an event of default with respect to any Senior Indebtedness or in any instrument under which the same is outstanding, permitting the holders thereof (or a trustee on behalf of the holders thereof) to accelerate the maturity thereof, or an event that, with the giving of notice or the passage of time or both, would constitute such event of default, and such event of default shall not have been cured or waived.

Section 6.5 Payment Permitted If No Default.

Nothing contained in Article 6 or elsewhere in this Indenture, or in any of the Notes or any series, shall prevent (a) the Company, at any time except during any Bankruptcy Proceeding, or under the conditions described in Section 6.3 or 6.4, from making payments at any time of principal of (or premium, if any) or interest on the Notes or (b) the application by the Trustee or any Paying Agent of any moneys deposited with it hereunder to the payment of (or premium, if any) or on account of the principal of or interest on the Notes, if, at the time of such application, the Trustee or such Paying Agent, as the case may be, did not have the written notice described in Section 6.10 or 6.14, as applicable, of any event prohibiting the making of such deposit or if, at the time of such deposit (whether or not in trust) by the Company with the Trustee or any Paying Agent (other than the Company), such payment would not have been prohibited by the provisions of this Section.

Section 6.6 Subrogation to Rights of Holders of Senior Indebtedness.

Subject to the payment in full of all Senior Indebtedness, the Holders of the Notes shall be subrogated (equally and ratably with the Holders of all Indebtedness of the Company that by its express terms is subordinated in right of payment to Senior Indebtedness to substantially the same extent as the Notes are subordinated and is entitled to like rights of subrogation) to the rights of the holders of such Senior Indebtedness to receive payments and distributions of cash, property and securities applicable to the Senior Indebtedness until the principal of, premium (if any) and interest on the Notes shall be paid in full. For purposes of such subrogation, no payments or distributions to the Holders of the Senior Indebtedness of any cash, property or securities to which the Holders of the Notes or the Trustee would be entitled except for the provisions of this Article 6, and no payments over pursuant to the provisions of this Article 6 to the holders of Senior Indebtedness by Holders of the Notes or the Trustee, shall, as among the Company, its creditors other than holders of Senior Indebtedness and the Holders of the Notes, be deemed to be a payment or distribution by the Company to or on account of the Senior Indebtedness.

Section 6.7 Provisions Solely to Define Relative Rights.

The provisions of this Article 6 are and are intended solely for the purpose of defining the relative rights of the Holders of the Notes, on the one hand, and the holders of Senior Indebtedness, on the other hand. Nothing contained in this Section 6 or elsewhere in this Indenture or in the Notes is intended to or shall (a) impair, as among the Company, its creditors other than holders of Senior Indebtedness and the Holders of the Notes, the obligation of the Company, which is absolute and unconditional (and which, subject to the rights under this Article 6 of the holders of Senior Indebtedness, is intended to rank equally in right of payment with all other general obligations of the Company), to pay to the Holders of the Notes the principal of, premium (if any) and interest on the Notes as and when the same shall become due and payable in accordance with their terms; or (b) affect the relative rights against the Company of the Holders of the Notes and creditors of the Company other than the holders of Senior Indebtedness; or (c) prevent the Trustee or the Holder of any Notes from exercising all remedies otherwise permitted by applicable law upon default under the

Indenture, subject to the rights, if any, under this Article 6 of the holders of Senior Indebtedness to receive cash, property and securities otherwise payable or deliverable to the Trustee or such Holder.

Section 6.8 Trustee to Effectuate Subordination.

Each Holder of the Notes by its acceptance thereof authorizes and directs the Trustee on its behalf to take such action as it directs to effectuate the subordination provided in this Article 6 and appoints the Trustee its attorney-in-fact for any and all such purposes, including, in the event of any dissolution, winding up, liquidation or reorganization of the Company whether in bankruptcy, insolvency, receivership proceedings, or otherwise, the timely filing of a claim for the unpaid balance of the Indebtedness of the Company owing to such Holder in the form required in such proceedings and the causing of such claim to be approved.

If the Trustee does not file a proper claim to effectuate the subordination provided in this Article 6 or proof of debt at least 30 days before the expiration of the time to file such claim, then any holders of the Senior Indebtedness and their agents, trustees or other representatives are authorized to do so (but shall in no event be liable for any failure to do so) for and on behalf of the Holders of the Notes.

Section 6.9 No Waiver of Subordination Provisions; Modifications of Terms of Senior Indebtedness.

No right of any present or future holder of any Senior Indebtedness to enforce subordination as provided in this Article 6 shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms, provisions and covenants of the Indenture, regardless of any knowledge thereof that any such holder may have or be otherwise charged with.

Section 6.10 Notice to Trustee.

(a) The Company shall give prompt written notice to the Trustee of any fact known to the Company that would prohibit the making of any payment to or by the Trustee in respect of the Notes or that would end such prohibition. Notwithstanding the provisions of this Article 6 or any other provision of this Indenture, the Trustee shall not be charged with knowledge of the existence of any facts that would prohibit the making of any payment to or by the Trustee in respect of the Notes or that would end such prohibition, unless and until a Responsible Officer of the Trustee shall have received written notice thereof from the Company, from any holder of Senior Indebtedness or from any trustee, fiduciary or agent therefor; and, prior to the receipt of any such written notice, the Trustee, subject to the provisions of Section 6.1 of the Base Indenture, shall be entitled in all respects to assume that no such facts exist; provided, however, that if the Trustee shall not have received the notice of any prohibition provided for in this Section 6.10 at least three Business Days prior to the date upon which by the terms of this Supplemental Indenture any money may become payable for any purpose (including, without limitation, the payment of the principal of, premium (if any) or interest on the Notes), then, anything herein contained to the contrary notwithstanding, but without limiting the rights and remedies of the holders of Senior Indebtedness or any trustee, fiduciary or agent therefor, the Trustee shall have full power and authority to receive such money and to apply the same to the purpose for which such money was received and shall not be affected by any notice to the contrary which may be received by it within two Business Days prior to such date. Any notice required or permitted to be given to the Trustee by a holder of Senior Indebtedness or by any agent, trustee or representative thereof shall be in writing and shall be sufficient for every purpose hereunder if in writing and either (i) sent via facsimile to the Trustee, the receipt of which shall be confirmed via telephone, or (ii) personally delivered, or mailed, first class postage prepaid, or sent by overnight carrier, to the Trustee addressed to its Corporate Trust Office or to any other address furnished in writing to such holder of Senior Indebtedness by the Trustee.

(2) Subject to the provisions of Section 6.1 of the Base Indenture, the Trustee shall be entitled to rely on the delivery to it of a written notice by a Person representing that such Person is a holder of Senior Indebtedness (or a trustee, fiduciary or agent therefor) to establish that such notice has been given by a holder of Senior Indebtedness or a trustee, fiduciary or agent therefor. If the Trustee determines in good faith that further evidence is required with respect to the right of any Person as a holder of Senior Indebtedness to participate in any payment or distribution pursuant to this Article 6, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Article 6, and if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.

(3) Notwithstanding anything else contained herein, no notice, request or other communication to or with the Trustee shall be deemed given unless received by a Responsible Officer at its Corporate Trust Office.

Section 6.11 Reliance on Judicial Order or Certificate of Liquidating Agent.

Upon any payment or distribution of assets of the Company referred to in this Article 6, the Trustee, subject to the provisions of Section 6.1 of the Base Indenture, and the Holders of the Notes shall be entitled to rely upon any order or decree entered by any court of competent jurisdiction in which such Bankruptcy Proceeding is pending, or a certificate of any receiver, trustee, assignee, liquidator or other similar official under any Bankruptcy Law, or any agent or other Person making such payment or distribution, delivered to the Trustee or to the Holders of Notes, for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of the Senior Indebtedness and other Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 6, provided that the foregoing shall apply only if such court has been apprised of the provisions of this Article 6.

Section 6.12 Trustee Not Fiduciary for Holders of Senior Indebtedness.

The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness (or any Person) and shall not be liable to any such holders if it shall in good faith mistakenly pay over or distribute to Holders of Notes or to the Company or to any other Person cash, property or securities to which any holders of Senior Indebtedness shall be entitled by virtue of this Article 6 or otherwise. With respect to the holders of Senior Indebtedness, the Trustee undertakes to perform or to observe only such of its covenants or obligations as are specifically set forth in this Article 6 and no implied covenants or obligations with respect to holders of Senior Indebtedness shall be read into this Indenture against the Trustee.

Section 6.13 Rights of Trustee as Holder of Senior Indebtedness; Preservation of Trustee’s Rights.

(1) The Trustee in its individual capacity shall be entitled to all the rights set forth in this Article 6 with respect to any Senior Indebtedness that may at any time be held by it, to the same extent as any other holder of Senior Indebtedness, and nothing in this Indenture shall deprive the Trustee of any of its rights as such holder.

(2) Nothing in this Article 6 shall apply to claims of, or payments to, the Trustee under or pursuant to Section 6.7 of the Base Indenture.

Section 6.14 Article Applicable to Paying Agents.

In case at any time any Paying Agent other than the Trustee shall be then acting hereunder, the term “Trustee” as used in this Article 6 shall in such case (unless the context otherwise requires) be construed as extending to and including such Paying Agent within its meaning as fully for all intents and purposes as if such Paying Agent were named in this Section in addition to or in place of the Trustee; provided, however, that Section 6.12 of this Supplemental Indenture shall not apply to the Company or any Affiliate of the Company if it or such Affiliate acts as Paying Agent.

Section 6.15 Redemption.

Amounts deposited in trust with the Trustee pursuant to and in accordance with Article 11 of the Base Indenture, and not prohibited to be deposited under Section 6.2 or 6.4 of this Supplemental Indenture when deposited, shall not be subject to this Article 6.

ARTICLE 7

MISCELLANEOUS

Section 7.1 Ratification of Indenture.

The Base Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 7.2 Trustee and Agent Not Responsible for Recitals.

The recitals herein contained are made by the Company and not by the Trustee or Agent, and the Trustee and Agent assume no responsibility for the correctness thereof. The Trustee and Agent make no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 7.3 New York Law To Govern.

THIS SUPPLEMENTAL INDENTURE AND EACH NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 7.4 Separability.

In case any one or more of the provisions contained in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 7.5 Counterparts.

This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 7.6 Facsimile and PDF Delivery of Signature Pages.

This Supplemental Indenture shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature; or (ii) a faxed, scanned, photocopied, or portable document format (“PDF”) of a manual signature. Each faxed, scanned, photocopied, or PDF manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, photocopied, or PDF manual signature of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the Uniform Commercial Code or other Signature Law due to the character or intended character of the writings.

[Signature pages follow]

The parties hereto have duly executed this Supplemental Indenture as of the day and year first written above.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Gregory S. Clarke
	Name:	Gregory S. Clarke
	Title:	Vice President

[Signature Page to First Supplemental Indenture]

UMB FINANCIAL CORPORATION

By:	/s/ Ram Shankar
	Name:	Ram Shankar
	Title:	Chief Financial Officer and Executive Vice President

[Signature Page to First Supplemental Indenture]

Exhibit A

[FORM OF FACE OF SECURITY]

[Global Securities Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[Definitive Securities Legend]

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE SECURITY REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Exhibit A-1

CUSIP No. 902788 AA6

ISIN No. US902788AA60

No.	$

3.700% Fixed-to-Fixed Rate Subordinated Notes due 2030 (the “Notes”)

UMB Financial Corporation, a Missouri corporation, promises to pay to Cede & Co., or registered assigns, the principal sum of $200,000,000 Dollars on September 17, 2030.

Interest Payment Dates: September 17 and March 17.

Record Dates: September 1 and March 1.

Exhibit A-2

Additional provisions of this Note are set forth on the other side of this Note.

Dated:

UMB FINANCIAL CORPORATION

By:
Name:
Title:

Exhibit A-3

CERTIFICATION OF AUTHENTICATION

This is one of the 3.700% Fixed-to-Fixed Rate Subordinated Notes due 2030 described in the within-mentioned Supplemental Indenture.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Date:

Exhibit A-4

[FORM OF REVERSE SIDE OF SECURITY]

1.	Interest

UMB FINANCIAL CORPORATION, a Missouri corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum shown above. The Company shall pay interest semiannually in cash in arrears on September 17 and March 17 of each year, commencing on March 17, 2021. Interest on the Notes shall accrue (i) during the period from and including September 17, 2020, to, but excluding, September 17, 2025 (the “Reset Date”), or to, but excluding, the date of earlier redemption, at a rate of 3.700% per annum and (ii) during the period from and including the Reset Date to, but excluding, the Maturity Date, or to, but excluding, the date of earlier redemption, at a rate per annum that will be the Five-year U.S. Treasury Rate as of the Reset Determination Date plus 3.437% per annum. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

2.	Method of Payment

The Company shall pay interest on the Notes (except defaulted interest, if any) to the Persons who are registered holders of Notes at the close of business on the Regular Record Date, whether or not a Business Day, immediately preceding the applicable Interest Payment Date, even if Notes are canceled after the record date and on or before the Interest Payment Date. Holders must surrender Notes to the Paying Agent to collect principal payments. The Company shall pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by a Global Note (including principal, premium, if any, and interest) shall be made by wire transfer in immediately available funds in U.S. dollars at the office of the Paying Agent or, if the Notes are not represented by a Global Note, at the office or agency of the Company maintained for such purpose in Kansas City, Missouri.

3.	Indenture

The Company issued the Notes under an Indenture (the “Base Indenture”) dated as of September 17, 2020, as amended and supplemented by a First Supplemental Indenture (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”) dated as of September 17, 2020, between the Company and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of the Indenture (the “Act”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Act for a statement of those terms.

The Notes are unsecured obligations of the Company. The Company shall be entitled to issue Additional Notes pursuant to Section 3.1 of the Base Indenture. The Notes issued on the Issue Date and any additional Notes shall be treated as a single series for all purposes under the Indenture.

Exhibit A-5

4.	Optional Redemption and Regulatory Event Redemption

The Company may, at its option, redeem the Notes in whole or in part, commencing (i) on the Reset Date, but not prior thereto (except upon the occurrence of certain events specified below), and on any interest payment date thereafter, or (ii) at any time during the three month period prior to the Maturity Date, in each case, at a redemption price equal to 100% of the principal amount of the Notes to being redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the Redemption Date, in accordance with Section 3.2 of the Supplemental Indenture.

The Notes may not otherwise be redeemed prior to their maturity date, except that the Company may also, at its option and subject to any prior required approval of the Federal Reserve Board, redeem the Notes, in whole, but not in part, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest to, but excluding, the Redemption Date, upon the occurrence of a Tax Event, Tier 2 Capital Event or a 1940 Act Event, in accordance with Section 3.2 of the Supplemental Indenture.

5.	Mandatory Redemption.

The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

6.	Amendment, Supplement and Waiver.

The Indenture or the Notes may be amended or supplemented only as provided in the Indenture.

7.	Denominations; Transfer; Exchange

The Notes are in registered form without coupons in denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Company, Security Registrar or the Trustee) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company, the Security Registrar or the Trustee, as the case may be, duly executed, by the Holder thereof or its attorney duly authorized in writing.

8.	Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

9.	Discharge

The Company may discharge its obligations under the Notes and the Indenture in accordance with Article 4 of the Base Indenture.

10.	Defaults and Remedies

The Events of Default relating to the Notes are defined in Section 5.1 of the Supplemental Indenture. Upon the occurrence of an Event of Default, the rights and obligations of the Company and the Holders shall be as set forth in the Indenture.

Exhibit A-6

11.	No Recourse Against Others

No recourse for the payment of the principal of or premium, if any, or interest on any Note, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture or in any Note, or because of the creation of any indebtedness represented thereby, shall be had, directly or indirectly, against any incorporator, subscriber to the shares of beneficial interest (or capital stock or membership interests (as applicable)), shareholder, stockholder, member, employee, agent, manager, officer, trustee or director, as such, past, present or future, of the Company or the Trustee or of any predecessor or successor corporation, either directly or through the Company or the Trustee or any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that this Note and the Indenture and the obligations issued hereunder and thereunder are solely corporate obligations and that no such personal liability whatever shall attach to, or is or shall be incurred by, any incorporator, subscriber to the shares of beneficial interest (or capital stock or membership interests (as applicable)), shareholder, stockholder, member, employee, agent, manager, officer, trustee or director, as such, of the Company or the Trustee or of any predecessor or successor corporation, because of the creation of the indebtedness hereby authorized, or under or by reason of the obligations, covenants or agreements contained in this Note or the Indenture or implied herefrom or therefrom; and that any and all such personal liability of every name and nature, either at common law or in equity or by constitution or statute, of, and any and all such rights and claims against, every such incorporator, subscriber to the shares of beneficial interest (or capital stock or membership interests (as applicable)), shareholder, stockholder, member, employee, agent, manager, officer, trustee or director, as such, because of the creation of the indebtedness hereby authorized, or under or by reason of the obligations, covenants or agreements contained in this Note and the Indenture, any certificate or other writing delivered in connection herewith or therewith, or implied herefrom or therefrom, are hereby expressly waived and released as a condition of, and as a consideration for, the execution of the Indenture and the issuance of the Notes. By accepting this Note, each Holder of this Note agrees to the provisions of this Section 11 and waives and releases all such liability. Such waiver and release is part of the consideration for the issuance of the Notes.

12.	Authentication

This Note shall not be valid until an authorized signatory of the Trustee, or any Authenticating Agent appointed by the Trustee, manually signs the certificate of authentication on the other side of this Note.

13.	Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

14.	CUSIP Numbers

The Company has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

Exhibit A-7

15.	Governing Law

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Exhibit A-8

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to
(Print or type assignee’s name, address and zip code)

(Insert assignee’s sec. sec. or tax I.D. No.)

and irrevocably appoint agent to transfer this Security on the books of the Company. The agent may substitute another to act for him/her.

Date:	Your Signature:
Sign exactly as your name appears on the other side of this Security.

Exhibit A-9

[TO BE ATTACHED TO GLOBAL SECURITIES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal amount of this Global Security	Amount of increase in Principal amount of this Global Security	Principal amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Securities Custodian